Exhibit 10.3

Class C Unit Award Agreement
under the Amended and Restated
Limited Liability Company Agreement of Medley LLC
Dated and effective as of December 14, 2012

This Award Agreement ("Agreement") dated as of June 25, 2013, is made effective as of June 1, 2013 (the "Grant Date"), and is between Medley LLC, a Delaware limited liability company (the "Company"), and John D. Fredericks (the "Participant"). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Amended and Restated Limited Liability Company Agreement of Medley LLC, dated and effective December 14, 2012, as may be amended from time to time (the "LLC Agreement").

1.          Unit Grant. In accordance with the terms of the LLC Agreement and subject to the terms and conditions of this Agreement, the Company hereby grants to the Participant an aggregate of 123,110 of the Company's Class C Units (the "Units"). The Units will vest and become nonforfeitable in accordance with the provisions of Sections 4, 6, 7 and 8. With respect to the Units:

(a)          The aggregate Profits Interest Hurdle is $125,000,000.00.

(b)          The aggregate Class C Member Guaranteed Payment is $25,000.00 per month, subject to downward adjustment in 2015 to the extent total cash payments to Participant exceed $750,000. In addition, Participant will receive additional Guaranteed Payments to the extent the total cash payments (including tax distributions) by Medley to Participant in 2013 are less than $325,000 or the total cash payments (including tax distributions) by Medley to Participant in 2014 are less than $600,000. The foregoing additional Guaranteed Payments, if any amount is due, will be made by January 15, 2014 and January 15, 2015, respectively.1

(c)          The Participant’s total Capital Account is $0.00.

(d)          The Earned Redemption Quarter number as of the Grant Date shall be zero (0), which number shall increase as provided in the LLC Agreement.

2.Services, Title and Duties. Participant shall have the titles of “Partner”, “General Counsel”, and “Chief Compliance Officer”. Participant shall report to the Company’s Board of Managers and, while a Class C Member, the Services to be performed shall include such duties and assignments as may be reasonably assigned to Participant consistent with his position as determined by the Board of Managers. Participant’s duties shall include:

(i)          legal advice concerning general corporate and governance matters;

(ii)         legal advice and supervision concerning securities and legal compliance matters;

(iii)        monitoring use of outside counsel;

(iv)        legal input on investment policies, procedures; and

(v)         legal input on portfolio investments.

1 Participant may be eligible for additional performance based bonuses in the sole and absolute discretion of the Board of Managers.

Participant will devote substantially all of his business time, energy, attention and skill to the performance of Participant’s duties and to the promotion and advancement of the Company’s business and interests. Participant shall not, directly or indirectly, engage in any other business or professional activity (whether or not such activity is pursued for gain, profit or other pecuniary advantage and whether or not during normal business hours) or have any interest in any such other business or professional activity. Notwithstanding the foregoing, Participant may invest in any business, provided that (i) the investment is passive, (i.e., Participant is not required to, and in fact does not, provide any services on behalf of such business) and (ii) the business invested in is not competitive with any aspect of the Company or any of its affiliates as determined by the Company’s Managers in their sole discretion, except that the limitation imposed by this clause (ii) shall not apply to investment in the securities of a publicly traded company as long as Participant does not own at any time more than five percent (5%) of any class of the securities of such company.

3.          Additional Terms.

(a)          Participant will be eligible for participation in the 401(k), health plan, and any other benefit plans provided by the Company to the extent a non-employee is eligible to participate without adverse consequence.

(b)          The Company will reimburse Participant for reasonable expenses incurred by Participant in performance of Participant’s duties under this Award Agreement in accordance with the Company’s policies with respect to reimbursement of such expenses and the documentation required therefor.

(c)          Participant will hold a non-voting observer seat on the Board of Managers of the Company, already defined as Company, and Medley GP Holdings LLC. Participant shall receive notice of and shall attend all meetings of the foregoing Boards of Managers, provided, however, that Company reserves the right to exclude Participant from access to any material or meeting or portion thereof if Company believes that such exclusion is reasonably necessary to preserve attorney-client, work product or similar privilege, to protect highly confidential proprietary information or where Participant’s presence would result in a conflict of interest.

(d)          The Company shall indemnify Participant and hold Participant harmless from and against any claim, loss or cause of action arising from or out of Participant’s performance or status as an officer of, board observer of or service provider of the Company or any of its parents, subsidiaries or affiliates or in any other capacity, including any fiduciary capacity, in which Participant serves at the request of the Company or any of its parents, subsidiaries or affiliates, to the extent arising as a result of any action or omission performed or omitted by Participant in good faith on behalf of the Company or any of its parents, subsidiaries or affiliates and in a manner reasonably believed to be within the scope of the authority conferred on Participant by Company or any of its parents, subsidiaries or affiliates pursuant to this Agreement or otherwise, except that Participant shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by Participant by reason of Participant's gross negligence or willful misconduct with respect to such acts or omissions. The Company undertakes to advance all defense expenses associated with defending against any indemnified claim.

4.          Conditions to Award. The Award contemplated herein is conditioned upon the Participant executing (i) this Agreement, (ii) the LLC Agreement, (iii) an election under Section 83(b) of the Code (attached hereto as Exhibit A.)

5.          Reserved.

6.          Vesting of the Units. Except as otherwise provided in this Agreement, the Units shall vest, and thereby be deemed Unrestricted Class C Units for purposes of the LLC Agreement as follows:

None. As of the Effective Date, Participant shall be deemed fully vested in all of the Units.

At all times prior to vesting or upon the Participant’s termination of Service for Cause, Units shall be deemed Restricted Class C Units for purposes of the LLC Agreement.

7.          Termination of Service. Any reference herein to a termination of Service or the Participant ceasing his Service shall be defined as an event that constitutes a “separation from service” for purposes of Section 409A of the Code. “Service” shall mean services rendered to the Company by the Participant as a service provider, as an employee, independent contractor or Member.

8.          Redemption Payments. Upon a termination of Service, all Units shall be subject to the redemption provisions as provided in the LLC Agreement.

9.          Restrictive Covenants.

(a)          The Participant agrees to the following Restrictive Covenants:

(i)          Confidentiality.

(A)         The Participant acknowledges that his Service creates a relationship of confidence and trust between Participant and the Company with respect to certain information pertaining to the business of the Company, its affiliates and their respective portfolio companies and investments (collectively, the “Company and Affiliates”) which may be made known to the Participant by the Company and Affiliates or learned by the Participant during the period of his Service with the Company.

(B)         The Company and Affiliates possess and will continue to possess information that has been created, discovered or developed by, or otherwise becomes known to them (including, without limitation, information created, discovered or developed by, or made known to, Participant during the period of his Service which pertains to the Company and Affiliate’s actual or contemplated business, products, intellectual property or processes) or in which property rights have been or may be assigned or otherwise conveyed to the Company and Affiliates, which information has commercial value in the business in which the Company and Affiliates is engaged and is treated by the Company and Affiliates as confidential.

(C)         Any and all inventions, products, discoveries, improvements, processes, marketing and services methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in source code or object code), know-how, strategies and data, whether or not patentable or eligible to be registered under copyright or similar statutes, made, developed or created by Participant (whether at the request or suggestion of the Company and Affiliates or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of Participant’s Service with the Company which pertains to the Company and Affiliates' actual or contemplated business, products, intellectual property or processes (collectively hereinafter referred to as "Developments"), shall be the sole property of the Company and will be promptly and fully disclosed by Participant to the Company without any additional compensation therefore, including, without limitation, all papers, drawings, models, data, documents and other material pertaining to or in any way relating to any Developments made, developed or created by Participant as aforesaid. The Company shall own all right, title and interest in and to the Developments and such Developments shall be considered "works made for hire" for the Company under U.S. Copyright Law. If any of the Developments are held for any reason not to be "works made for hire" for the Company or if ownership of all right, title and interest in and to the Developments has not vested exclusively and immediately in the Company upon creation, Participant irrevocably assigns, without further consideration, any and all right, title and interest in and to the Developments to the Company, including any and all moral rights, and "shop rights" in the Developments recognized by applicable law. Participant irrevocably agrees to execute any document requested by the Company to give effect to this Section 9(a)(i)(c) such as assignment of invention or other general assignments of intellectual property rights, without additional compensation therefore.

(D)         Participant will keep confidential and will hold for the Company's sole benefit any Development which is to be the exclusive property of the Company under this Section 8(a)(i)(D) irrespective of whether any patent, copyright, trademark or other right or protection is issued or has been sought in connection therewith.

(E)         Participant also agrees that Participant will not, without the prior approval of the Board of Managers, use for Participant’s benefit or disclose at any time during Participant’s Service with the Company, or thereafter, except to the extent required by the performance by Participant of Participant’s duties, any information obtained or developed by Participant while in the Service of the Company with respect to any Developments or with respect to any customers, clients, suppliers, specialized training, products, services, prices, employees, financial affairs, mergers, acquisitions, joint ventures, or methods of design, distribution, marketing, service, procurement or manufacture of the Company and Affiliates or any confidential matter, except information which at the time is generally known to the public other than as a result of disclosure by Participant not permitted hereunder. Notwithstanding the foregoing, the following will not constitute confidential information for purposes of this Agreement: (i) information which is or becomes publicly available other than as a result of disclosure by the Participant; (ii) information designated in writing by the Company and Affiliates as no longer confidential; or (iii) information known by Participant as of the date of this Agreement and identified as such in writing to the Company. Participant will comply with all intellectual property disclosure policies established by the Company from time to time with respect to the Company and Affiliates' confidential information, including without limitation with respect to Developments.

(ii)         Non-Competition.        During the term of this Agreement, and for an additional period equal to the greater of (A) six (6) months after the termination of Participant’s Service with the Company for any reason or (B) the term of any payments to the Participant related to Earned Redemption Quarters following the termination of Participant’s Service with the Company for any reason, unless mutually agreed otherwise by the Participant and the Company, Participant shall not, directly or indirectly, provide services in the capacity of a principal, agent, manager, owner, lender, investor, partner, officer, employee, consultant, or otherwise, to any entity that directly or indirectly competes with Company and Affiliates.

(iii)        Non-Solicitation.         Participant shall not, during his Service with the Company and for an additional period equal to the greater of (A) twelve (12) months after the termination of Participant’s Service with the Company for any reason or (B) the term of any payments to the Participant related to Earned Redemption Quarters following the termination of Participant’s Service with the Company for any reason, for any reason, either directly or indirectly: (a) directly or indirectly call on or solicit for similar services, or, encourage or take away any of the Company and Affiliates’ clients or potential clients about whom Participant became aware or with whom Participant had contact as a result of Participant’s Service with the Company, either for the benefit of Participant or for any other person or entity; or (b) directly or indirectly solicit, induce, recruit, or encourage any of the Company and Affiliates’ employees or contractors to leave the employ of the Company and Affiliates or cease providing services to the Company and Affiliates on behalf of the Participant or on behalf of any other person or entity; or (c) hire for himself or any other person or entity any employee or contractor who was employed or engaged by the Company and Affiliates within six months prior to the termination of Participant’s Service.

(b)          The Participant acknowledges that his access to confidential information will enable him to benefit from the Company and Affiliates’ goodwill and know-how. The Participant further acknowledges that it would be inherent in the performance of his duties as an owner, investor, director, officer, partner, employee, agent or consultant of any person or entity that competes with the Company and Affiliates or that intends to compete with or may compete with the Company and Affiliates to disclose confidential information, as well as to misappropriate the Company and Affiliates’ goodwill and know-how, to or for the benefit of such other person or entity. The Participant acknowledges that, in exchange for his agreement to the restrictions set forth in this Section 9(b), he has and will receive substantial, valuable consideration, including the consideration set forth in Section 1.

(c)          In the event of a material breach of any of the Restrictive Covenants, in addition to any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, Participant’s breach shall constitute Cause for termination of Participant’s Services in accordance with the LLC Agreement.

(d)          If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section is invalid or unenforceable, the parties agree that (i) the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, (ii) the parties shall request that the court exercise that power, and (iii) this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed. The Participant acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 9(d) would be inadequate and, therefore, agrees that the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach, including those remedies provided in Section (c) above.

10.         Distributions. The Participant will be entitled to distributions with respect to the Units as provided by the LLC Agreement.

11.         Transferability of Units. As provided in the LLC Agreement, the Participant may not sell, transfer, pledge, assign or otherwise alienate or hypothecate the Unit.

12.         Securities Law Requirements. No person who acquires Units under this Agreement may sell the Units, unless they make the offer and sale pursuant to an effective registration statement under the Securities Exchange Act, which is current and includes the Units to be sold, or an exemption from the registration requirements of that Act.

13.         No Limitation on Rights of the Company. The grant of the Units does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

14.         LLC Agreement and Agreement Not a Contract of Employment or Service. Neither the LLC Agreement nor this Agreement is a contract of employment or Service, and no terms of the Participant's Service will be affected in any way by the LLC Agreement, this Agreement or related instruments, except to the extent specifically expressed therein. Neither the LLC Agreement nor this Agreement will be construed as conferring any legal rights on the Participant to continue to remain in Service with the Company, nor will it interfere with the Company's or any Affiliate’s right to discharge the Participant or to deal with him or her regardless of the existence of the LLC Agreement, this Agreement or the Unit.

15.         Participant to Have No Rights as a Member. Before the date as of which he or she is recorded on the books of the Company as the holder of any Units, the Participant will have no rights as a member with respect to those Units.

16.         Notice. Any notice or other communication required or permitted under this Agreement shall be in writing, signed by the party giving such notice and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (return receipt requested, with postage prepaid), to the respective parties at the addresses noted in the LLC Agreement.

17.         Successors. All obligations of the Company under this Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business of the Company, or a merger, consolidation, or otherwise.

18.         Governing Law. To the extent not preempted by federal law, this Agreement will be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction. Any action or proceeding arising out of or in connection with the LLC Agreement or this Agreement shall be brought only in the courts in the State of Delaware, including the Federal Courts located therein, should Federal jurisdiction requirements exist, and the Participant shall consent to submit to the exclusive jurisdiction of the such court for purposes of any action or proceeding arising out of or in connection with the LLC Agreement or this Agreement and hereby waives any right to a jury trial with respect to such action or proceeding.

19.         LLC Agreement Controls. The rights granted under this Agreement are in all respects subject to the provisions set forth in the LLC Agreement to the same extent and with the same effect as if set forth fully in this Agreement. If the terms of this Agreement conflict with the terms of the LLC Agreement document, the LLC Agreement document will control.

20.         Amendment of the Agreement. The Company and the Participant may amend this Agreement only as provided in the LLC Agreement.

21.         Counterparts. The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

22.         Section 409A. Each payment made with respect to the Units pursuant to the LLC Agreement shall be deemed a "separate payment" for purposes of Section 409A of the Code. Payments under this Agreement are intended to qualify for exemption from or, in the alternative, comply with, Section 409A of the Code. This Agreement and shall be construed and interpreted in accordance with such intent. If any provision of this Agreement needs to be revised to satisfy the requirements of Section 409A of the Code, then such provision shall be modified or restricted to the extent and in the manner necessary to be in compliance with such requirements of Section 409A of the Code and any such modification shall attempt to maintain the same economic results as were intended under this Agreement. The Company does not guarantee that payments under this Agreement will satisfy all applicable requirements for exemption from Section 409A of the Code. Payments made to a Participant under this Agreement in error shall be returned to the Company and do not create a legally binding right to such payments.

23.         Agreement Administration. This Agreement will be administered by the Board of Managers. Except as limited by law, the Board of Managers will have full power to construe and interpret this Agreement and the LLC Agreement, to establish, amend or waive rules and regulations for this Agreement's administration, and to make all other determinations that may be necessary or advisable to administer this Agreement. As permitted by law, the Board of Managers may delegate some or all of its authority under this Agreement. All determinations and decisions made by the Board of Managers (or its delegate) pursuant to the provisions of this Agreement will be final, conclusive and binding on all Persons, including, without limitation, the Company, its Members, all Affiliates, Participants and their estates and beneficiaries.

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date first written above.

Medley LLC
/s/ John D. Fredericks
(Participant's Signature)
By:	/s/ Brook Taube	Participant's Name and Address for notices:
Name:	/s/ Brook Taube
Its:	Managing Member	John D. Fredericks
216 2nd Street
Sausalito, CA 94965